EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Passco Apartment REIT, Inc:

We consent to the use of our report with respect to the consolidated balance sheet of Passco Apartment REIT, Inc and subsidiary as of October 15, 2009 included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Irvine, California
November 18, 2009